Exhibit 10.22

January 15, 2003

Mike McCarthy

Dear Mike:

On behalf of Infinera, I am pleased to offer you the position of General Counsel, reporting to Jagdeep Singh, CEO, working in our office in Columbia, Maryland. We are all very impressed with your credentials and look forward to your future success in this position.

Your salary for this position will be $8,846.15, every two weeks, which is equivalent to $230,000 on an annualized basis. Your salary will be payable bi-weekly, pursuant to the Company’s payroll policy. As a Company employee, you are also eligible to receive certain employee benefits, including a 401(k)-retirement savings plan, health, dental, vision, disability and life insurance and a flexible spending plan.

In addition, we will recommend to the Board of Directors of the Company at the first Board meeting after the start date, that you be granted stock options entitling you to purchase up to 190,000 shares of Common Stock of the Company at value as determined by the Board. Such options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. In addition, the management team will recommend to the board that the company approve an additional 2 years of accelerated vesting for your stock if there is a change of control and you are constructively terminated after this change of control.

For purposes of federal immigration law, you will be required to provide to the Company evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

As a Company employee, you will be expected to abide by Company rules and standards. As a condition of your employment, you will also be required to sign and comply with a Confidential Information and Invention Assignment Agreement and an Arbitration Agreement.

Mike McCarthy

January 15, 2003

Your first day of employment will be May 5, 2003. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return one copy to me by January 17, 2003. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. Your employment with the Company is for no specified period and constitutes at will employment.

We are excited by the prospect of you joining us and look forward to working with you! If you have any questions, please feel free to contact me.

Sincerely,

Dana Lanier Director of Human Resources lnfinera

ACCEPTED AND AGREED TO this 1/16/03 (Date)

/s/ Michael O. McCarthy III
Mike McCarthy